EXHIBIT 5.1
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
November 10, 2016
SJW Group
110 West Taylor Street
San Jose, CA 95110
Ladies and Gentlemen:
We have acted as counsel to SJW Group, a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-8 (File No. 333-195796) (the “Registration Statement”) previously filed by SJW Corp., a California corporation (“SJW California”). The Amendment is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of updating the Registration Statement following the Company’s reincorporation in the State of Delaware from the State of California (the “Reincorporation”).
By filing the Amendment, the Company is expressly adopting the Registration Statement as its own registration statement. In accordance with Rule 414 promulgated under the Securities Act, the Company is deemed the successor issuer to SJW California. As a result, the Company has assumed from SJW California the SJW Corp. Long-Term Incentive Plan, as amended and restated July 29, 2015 (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Amendment.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Amendment, (ii) issuance of shares of common stock of the Company pursuant to the terms of the Plan and the award agreements thereunder, and (iii) receipt by the Company of the consideration for the shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan and the award agreements thereunder, the shares of common stock so issued will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Amendment. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Amendment.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP